UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2021

Callon Petroleum Company
(Exact name of registrant as specified in its charter)

DE	001-14039	64-0844345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Briarlake Plaza
2000 W. Sam Houston Parkway S., Suite 2000
Houston, TX 77042

(Address of Principal Executive Offices, and Zip Code)

(281) 589-5200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CPE	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
☐    Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.
On May 10, 2021, Callon Petroleum Company (the “Company” and “Callon”) announced that Kevin Haggard, age 50, has been appointed by the Company’s Board of Directors (the “Board”) to serve as the Chief Financial Officer (“CFO”) and Senior Vice President of the Company, effective May 17, 2021. Mr. Haggard will succeed James “Jim” Ulm, II, who previously announced his intentions to retire later this month and will continue in an advisory role to assist with the CFO transition.
    Mr. Haggard most recently served as Vice President and Treasurer of Noble Energy, Inc., an independent oil and natural gas exploration and production company, from 2016 until October 2020, when it was acquired by Chevron Corporation. Before joining Noble Energy in 2016, Mr. Haggard served as Vice President, Finance and Treasurer of Trinity River Energy and in the same position at HighMount Exploration & Production. Prior to those roles, he served as Chief Financial Officer of SunCap Financial and as an investment banker with Credit Suisse. Mr. Haggard holds a Master of Management from the Kellogg School of Management at Northwestern University and a Bachelor of Science in Business Administration from Georgetown University.
    There are no family relationships between Mr. Haggard and any director or executive officer of the Company that are required to be disclosed pursuant to Item 401(d) of Regulation S-K, and there are no transactions between the Company and Mr. Haggard that would require disclosure under Item 404(a) of Regulation S-K.
    As the Company’s CFO and Senior Vice President, Mr. Haggard will receive an annual base salary of $450,000. Beginning with bonuses for 2021, he will participate in the Company’s annual incentive compensation bonus program with a target award of 90% of base salary and in the Company’s long-term incentive program as established by the Compensation Committee of the Board (the “Compensation Committee”) with total target value of awards estimated to be 325% of base salary. For 2021, Mr. Haggard’s long-term incentive awards will consist of (i) 15,998 restricted stock units (“RSUs”), which were granted on the first day of Mr. Haggard’s employment and which will vest in one-third increments annually over a three-year period commencing on April 1, 2022, subject to Mr. Haggard’s continued employment through each vesting date, and (ii) cash performance units (“CPUs”) with a target value of $877,500. The CPUs will vest at the end of the three-year performance period encompassing calendar years 2021 through 2023 provided Mr. Haggard continues to be employed on the vesting date, or earlier as a result of death or disability. The value of the awards will range from 0-200% of target and will be determined by (i) our adjusted free cash flow performance over three, one-year performance periods relative to goals established by the Compensation Committee each year and (ii) a cap on the final payout opportunity based on our three-year average return on capital employed (“ROCE”) performance including a cap on payout of 75% of target if three-year ROCE is less than 10 percent. Mr. Haggard received a hire-on retention grant of 16,408 RSUs. These retention RSUs will cliff vest on June 1, 2024, subject to Mr. Haggard’s continued employment through such date. The RSUs and CPUs were granted pursuant to the Company’s standard form award agreements, which are filed as Exhibits 10.1 and 10.2 to the Company’s Current Report on Form 8-K, filed on April 16, 2021, and which are incorporated herein by reference. Mr. Haggard will also receive a company vehicle and participate in the Company’s employee benefit plans and programs in accordance with their terms.
    Also in connection with his appointment as the Company’s CFO and Senior Vice President, Mr. Haggard will enter into a Change in Control Severance Compensation Agreement with the Company substantially in the form provided to the Company’s other officers, which is described in the Company’s Current Report on Form 8-K, filed on April 16, 2021 and which is filed as Exhibit 10.3 thereto and incorporated herein by reference. Pursuant to such agreement, Mr. Haggard is eligible to receive benefits with respect to a future change in control of the Company.
Item 9.01.     Financial Statements and Exhibits.
(d)Exhibits.

Exhibit Number	Description
99.1	Press Release dated May 10, 2021
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Callon Petroleum Company
(Registrant)

Date:	May 10, 2021	/s/ Joseph C. Gatto, Jr.
Joseph C. Gatto, Jr.
President and Chief Executive Officer